Exhibit 99.1
FOR IMMEDIATE RELEASE
COINMACH SERVICE CORP. ANNOUNCES PROPOSED OFFERING OF
CLASS A COMMON STOCK
          Plainview, N.Y. (November 16, 2005) — Coinmach Service Corp. (AMEX: “DRY”) announced today that it intends to file a registration statement with the Securities and Exchange Commission for a proposed public offering of approximately $100 million of its Class A common stock. The offering is expected to commence in the first quarter of 2006, and offering proceeds will be used for general corporate purposes, which may include potential acquisitions and repurchases of outstanding indebtedness.
          This press release does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities.